EXHIBIT 3.4

State of Delaware

Secretary of State

Division of Corporations

Delivered 01:33 PM 3/05/09

Filed 12:53 PM 03/05/09

SRV 090240151 - 2153143 FILE

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

PURADYN FILTER TECHNOLOGIES INCORPORATED

(A Delaware Corporation)

Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned, being the Chairman and Chief Executive Officer of Puradyn Filter Technologies Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

RESOLVED, that the Certificate of Incorporation of the Corporation, as amended, shall be further amended by deleting the first paragraph of Article V Capital Stock and replacing it as follows:

The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 50,500,000 of which 50,000,000 are to be shares of Common Stock, $.001 par value per share, and of which 500,000 are to be shares of Preferred Stock, $.001 par value per share. The shares may be issued by the Corporation from time to time as approved by the Board of Directors of the Corporation without the approval of the stockholders.

FURTHER RESOLVED, except for the deletion and substitution of the first paragraph of Article V Capital Stock of the Corporation’s Certificate of Incorporation, as amended, all other provisions of the Corporation’s Certificate of Incorporation, as amended, shall remain in full force and effect.

FURTHER RESOLVED, that this Certificate of Amendment shall be effective as of the close of business on March 25, 2009.

The foregoing resolution and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the Directors of the Corporation dated January 30, 2009 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent dated March 4, 2009 of the holders of shares of the Corporation’s voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Joseph V. Vittoria, its Chief Executive Officer, this 5th day of March, 2009.

Puradyn Filter Technologies Incorporated

By:	/s/ Joseph V. Vittoria
Joseph V. Vittoria, Chairman and CEO